EXHIBIT 99.1

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Investor contact: Ann Thornton 414-438-6887
Media contact: Kate Venne 414-358-5176

Brady Corporation Reports Fiscal 2019 Fourth Quarter Results and Announces its Fiscal 2020 EPS Guidance

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Income before income taxes was $47.1 million in the fourth quarter of fiscal 2019 compared to $45.2 million in the fourth quarter of fiscal 2018. Income before income taxes in the fourth quarter of fiscal 2018 included a gain on the sale of the Runelandhs business of $4.7 million.

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Diluted EPS was $0.68 in the fourth quarter of fiscal 2019 compared to $0.66 in the same quarter of the prior year. The sale of the Runelandhs business contributed approximately $0.09 per diluted Class A Nonvoting Common Share in the fourth quarter of fiscal 2018.

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Sales for the quarter ended July 31, 2019 decreased 0.7 percent due to foreign currency and the impact of the sale of the Runelandhs business in fiscal 2018. Organic revenues increased 1.7 percent in the fourth quarter of fiscal 2019.

•	Diluted EPS guidance for the full year ending July 31, 2020 announced at a range of $2.45 to $2.55.

MILWAUKEE (September 6, 2019)--Brady Corporation (NYSE: BRC) (“Brady” or “Company”), a world leader in identification solutions, today reported its financial results for its fiscal 2019 fourth quarter ended July 31, 2019.

Quarter Ended July 31, 2019 Financial Results:
Income before income taxes was $47.1 million for the fourth quarter of fiscal 2019 compared to $45.2 million for the fourth quarter of fiscal 2018. Income before income taxes included a gain on the sale of the Runelandhs business of $4.7 million in the fourth quarter of fiscal 2018.
Net income for the quarter ended July 31, 2019, was $36.6 million compared to $35.0 million in the same quarter last year. The sale of the Runelandhs business increased net income by $4.7 million in the fourth quarter of fiscal 2018.
Earnings per diluted Class A Nonvoting Common Share were $0.68 for the fourth quarter of fiscal 2019, compared to $0.66 in the same quarter last year. Results were increased in the fourth quarter of fiscal 2018 by approximately $0.09 per diluted Class A Nonvoting Common Share due to the sale of the Runelandhs business.
Sales for the quarter ended July 31, 2019 decreased 0.7 percent, which consisted of organic sales growth of 1.7 percent, a decrease in sales of 1.9 percent from foreign currency translation, and a decline in sales of 0.5 percent from the divestiture of our Runelandhs business during the fourth quarter of fiscal 2018. Sales for the quarter ended July 31, 2019 were $295.3 million compared to $297.5 million in the same quarter last year. By segment, sales increased 1.8 percent in Identification Solutions and decreased 7.8 percent in Workplace Safety, which consisted of organic sales growth of 3.3 percent in Identification Solutions and an organic sales decline of 2.6 percent in Workplace Safety.

Year Ended July 31, 2019 Financial Results:
Income before income taxes increased 8.3 percent, finishing at $164.6 million for the year ended July 31, 2019, compared to $152.0 million last year. Fiscal 2018 results include a gain on the sale of the Runelandhs business of $4.7 million.
Net income for the year ended July 31, 2019, was $131.3 million compared to $91.1 million last year. Fiscal 2018 net income was reduced by $21.1 million due to income tax charges primarily related to the enactment of U.S. tax legislation, and was increased by $4.7 million due to the sale of the Runelandhs business.
Earnings per diluted Class A Nonvoting Common Share were $2.46 for the year ended July 31, 2019, compared to $1.73 last year. Fiscal 2018 results were decreased by approximately $0.40 per diluted Class A Nonvoting Common Share due to income tax charges primarily related to the enactment of U.S. tax legislation, and results were increased by approximately $0.09 per diluted Class A Nonvoting Common Share due to the sale of the Runelandhs business.
Sales for the year ended July 31, 2019 decreased 1.1 percent, which consisted of organic sales growth of 2.8 percent, a decrease in sales of 2.6 percent from foreign currency translation, and a decline in sales of 1.3 percent from the divestiture of our Runelandhs business during fiscal 2018. Fiscal 2019 sales were $1.16 billion compared to $1.17 billion last year. By segment, sales increased 2.0 percent in Identification Solutions and decreased 9.2 percent in Workplace Safety, which consisted of organic sales growth of 4.1 percent in Identification Solutions and an organic sales decline of 0.7 percent in Workplace Safety.

Commentary:
“Our investment in the development of innovative new products, and our dedication to providing excellent customer service continue to drive positive results as we posted our ninth consecutive quarter of organic sales growth,” said Brady’s President and Chief Executive Officer, J. Michael Nauman. “We have seen signs of a weakening industrial economic environment. However, our previous investments along with strong execution have helped us continue to generate organic sales growth in this difficult environment. Our priorities in fiscal 2020 are to continue to launch high-quality new products while further developing our new product pipeline, continue our positive momentum in improving all of our businesses, and execute sustainable efficiency gains throughout Brady. We believe that our actions today will result in continued improvement in our financial results and long-term value for our shareholders.”
“Our organic sales growth and our focus on operational efficiencies continue to drive profit improvements and strong cash flow,” said Brady’s Chief Financial Officer, Aaron Pearce. “Our net cash position increased by $100.1 million this fiscal year, finishing at $228.9 million at July 31, 2019. We generated $162.2 million of cash from operating activities this year, we invested $32.8 million in capital expenditures, and we returned $47.9 million to our shareholders in the form of dividends and share buybacks. Our balance sheet provides significant flexibility for further investments to drive long-term shareholder value and to return funds to our shareholders.”

Fiscal 2020 Guidance:
The Company expects organic sales growth to be approximately 1.5 to 2.5 percent for the year ending July 31, 2020. Brady expects earnings per diluted Class A Nonvoting Common Share to range from $2.45 to $2.55. This guidance is based upon a full-year income tax rate in the low twenties percent range, and depreciation and amortization expense of approximately $25 million. The Company expects to achieve efficiency gains in its manufacturing facilities and in selling, general and administrative expenses while increasing investments in research and development. Capital expenditures are expected to be approximately $35 million during the year ending July 31, 2020. The Company’s fiscal 2020 guidance is based on foreign currency exchange rates as of July 31, 2019.

A webcast regarding Brady’s fiscal 2019 fourth quarter financial results will be available at www.bradycorp.com/investors beginning at 9:30 a.m. Central Time today.

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the Company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical, aerospace and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2019, employed approximately 6,100 people in its worldwide businesses. Brady’s fiscal 2019 sales were approximately $1.16 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradycorp.com.

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In this news release, statements that are not reported financial results or other historic information are “forward-looking statements.” These forward-looking statements relate to, among other things, the Company's future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations.

The use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements by their nature address matters that are, to different degrees, uncertain and are subject to risks, assumptions, and other factors, some of which are beyond Brady’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For Brady, uncertainties arise from: our ability to compete effectively or to successfully execute our strategy; Brady’s ability to develop technologically advanced products that meet customer demands; difficulties in protecting our websites, networks, and systems against security breaches; decreased demand for our products; raw material and other cost increases; extensive regulations by U.S. and non-U.S. governmental and self-regulatory entities; risks associated with the loss of key employees; divestitures and contingent liabilities from divestitures; Brady’s ability to properly identify, integrate, and grow acquired companies; litigation, including product liability claims; foreign currency fluctuations; the impact of the Tax Reform Act and any other changes in tax legislation and tax rates; potential write-offs of Brady’s substantial intangible assets; differing interests of voting and non-voting shareholders; numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive, and regulatory nature contained from time to time in Brady’s U.S. Securities and Exchange Commission filings, including, but not limited to, those factors listed in the “Risk Factors” section within Item 1A of Part I of Brady’s Form 10-K for the year ended July 31, 2019.

These uncertainties may cause Brady's actual future results to be materially different than those expressed in its forward-looking statements. Brady does not undertake to update its forward-looking statements except as required by law.

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited; Dollars in thousands, except per share data)

	Three months ended July 31,		Year ended July 31,
	2019	2018	2019	2018
Net sales	$295,278	$297,499	$1,160,645	$1,173,851
Cost of goods sold	148,698	150,047	581,967	585,560
Gross margin	146,580	147,452	578,678	588,291
Operating expenses:
Research and development	11,331	11,741	45,168	45,253
Selling, general and administrative	89,094	90,931	371,082	390,342
Total operating expenses	100,425	102,672	416,250	435,595

Operating income	46,155	44,780	162,428	152,696

Other income (expense):
Investment and other income	1,621	1,184	5,046	2,487
Interest expense	(693)	(715)	(2,830)	(3,168)

Income before income taxes	47,083	45,249	164,644	152,015

Income tax expense	10,470	10,298	33,386	60,955

Net income	$36,613	$34,951	$131,258	$91,060

Net income per Class A Nonvoting Common Share:
Basic	$0.69	$0.67	$2.50	$1.76
Diluted	$0.68	$0.66	$2.46	$1.73
Dividends	$0.21	$0.21	$0.85	$0.83

Net income per Class B Voting Common Share:
Basic	$0.69	$0.67	$2.48	$1.75
Diluted	$0.68	$0.66	$2.45	$1.72
Dividends	$0.21	$0.21	$0.83	$0.81

Weighted average common shares outstanding:
Basic	52,885	51,822	52,596	51,677
Diluted	53,647	52,658	53,323	52,524

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; Dollars in thousands)

	July 31, 2019	July 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$279,072	$181,427
Accounts receivable—net	158,114	161,282
Inventories	120,037	113,071
Prepaid expenses and other current assets	16,056	15,559
Total current assets	573,279	471,339
Property, plant and equipment—net	110,048	97,945
Goodwill	410,987	419,815
Other intangible assets	36,123	42,588
Deferred income taxes	7,298	7,582
Other	19,573	17,662
Total	$1,157,308	$1,056,931
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$64,810	$66,538
Accrued compensation and benefits	62,509	67,619
Taxes, other than income taxes	8,107	8,318
Accrued income taxes	6,557	3,885
Other current liabilities	49,796	44,567
Current maturities on long-term debt	50,166	—
Total current liabilities	241,945	190,927
Long-term obligations, less current maturities	—	52,618
Other liabilities	64,589	61,274
Total liabilities	306,534	304,819
Stockholders’ equity:
Class A nonvoting common stock—Issued 51,261,487 shares, and outstanding 49,458,841 and 48,393,617 shares, respectively	513	513
Class B voting common stock—Issued and outstanding, 3,538,628 shares	35	35
Additional paid-in capital	329,969	325,631
Retained earnings	637,843	553,454
Treasury stock—1,802,646 and 2,867,870 shares, respectively of Class A nonvoting common stock, at cost	(46,332)	(71,120)
Accumulated other comprehensive loss	(71,254)	(56,401)
Total stockholders’ equity	850,774	752,112
Total	$1,157,308	$1,056,931

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; Dollars in thousands)

	Year ended July 31,
	2019	2018
Operating activities:
Net income	$131,258	$91,060
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,799	25,442
Non-cash portion of stock-based compensation expense	12,092	9,980
Gain on sale of business, net	—	(4,666)
Deferred income taxes	7,825	33,656
Other	2,347	(15)
Changes in operating assets and liabilities:
Accounts receivable	3,496	(16,612)
Inventories	(9,922)	(7,563)
Prepaid expenses and other assets	368	1,747
Accounts payable and other liabilities	(11,903)	13,106
Income taxes	2,851	(3,093)
Net cash provided by operating activities	162,211	143,042

Investing activities:
Purchases of property, plant and equipment	(32,825)	(21,777)
Divestiture of business, net of cash transferred with business	—	19,141
Other	(1,638)	(269)
Net cash used in investing activities	(34,463)	(2,905)

Financing activities:
Payment of dividends	(44,734)	(42,873)
Proceeds from exercise of stock options	23,466	12,099
Purchase of treasury stock	(3,182)	(1,462)
Proceeds from borrowing on credit facilities	13,637	23,221
Repayment of borrowing on credit facilities	(13,568)	(78,419)
Other	(3,247)	(3,246)
Net cash used in financing activities	(27,628)	(90,680)

Effect of exchange rate changes on cash	(2,475)	(1,974)

Net increase in cash and cash equivalents	97,645	47,483
Cash and cash equivalents, beginning of period	181,427	133,944

Cash and cash equivalents, end of period	$279,072	$181,427

BRADY CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
(Unaudited; Dollars in thousands)

	Three months ended July 31,		Year ended July 31,
	2019	2018	2019	2018
NET SALES
ID Solutions	$221,817	$217,796	$863,100	$846,087
Workplace Safety	73,461	79,703	297,545	327,764
Total	$295,278	$297,499	$1,160,645	$1,173,851

SALES INFORMATION
ID Solutions
Organic	3.3%	2.4%	4.1%	3.4%
Currency	(1.5)%	0.7%	(2.1)%	2.3%
Total	1.8%	3.1%	2.0%	5.7%
Workplace Safety
Organic	(2.6)%	3.0%	(0.7)%	0.7%
Currency	(3.3)%	1.6%	(3.7)%	4.6%
Divestitures	(1.9)%	(2.3)%	(4.8)%	(0.6)%
Total	(7.8)%	2.3%	(9.2)%	4.7%
Total Company
Organic	1.7%	2.5%	2.8%	2.6%
Currency	(1.9)%	1.0%	(2.6)%	3.0%
Divestitures	(0.5)%	(0.6)%	(1.3)%	(0.2)%
Total	(0.7)%	2.9%	(1.1)%	5.4%

SEGMENT PROFIT
ID Solutions	$45,642	$36,515	$164,953	$143,411
Workplace Safety	6,724	10,675	23,025	31,712
Total	$52,366	$47,190	$187,978	$175,123
SEGMENT PROFIT AS A PERCENT OF NET SALES
ID Solutions	20.6%	16.8%	19.1%	16.9%
Workplace Safety	9.2%	13.4%	7.7%	9.7%
Total	17.7%	15.9%	16.2%	14.9%

	Three months ended July 31,		Year ended July 31,
	2019	2018	2019	2018
Total segment profit	$52,366	$47,190	$187,978	$175,123
Unallocated amounts:
Administrative costs	(6,211)	(7,076)	(25,550)	(27,093)
Gain on sale of business	—	4,666	—	4,666
Investment and other income	1,621	1,184	5,046	2,487
Interest expense	(693)	(715)	(2,830)	(3,168)
Income before income taxes	$47,083	$45,249	$164,644	$152,015